Exhibit 23

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-33690, 333-33676, 333-35116, 333-157070, 333-171921 and 333-185082) of Energizer Holdings, Inc. of our report dated June 21, 2013, relating to the financial statements of Energizer Holdings, Inc. Savings Investment Plan, which appears in this Form 11-K.

/s/ RubinBrown LLP

St. Louis, Missouri
June 21, 2013